Exhibit 77D

Royce Value Trust, Inc.

        On June 7, 2007, The Board of Directors of Royce Value Trust, Inc. (the "Fund") voted to amend the Fund's non-fundamental investment policies to permit the Fund to invest up to 25% of its assets in the securities of foreign issuers. (For purposes of this restriction, securities issued by a foreign domiciled company that are registered with the Commission under Section 12(b) or (g) of the Securities Exchange Act are not treated as securities of foreign issuers.).